ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this "Agreement") is entered into as of March 26, 2008, by and between Fresh Ideas Media, Inc., a Nevada corporation ("FMI"), and Community Alliance, Inc., a Nevada corporation ("Community Alliance").

RECITALS

WHEREAS, FMI is the beneficial owner and owner of record of 100 shares of common stock of Our Best Wishes, Inc., a Nevada corporation ("Our Best Wishes"), which constitutes 100% of the issued outstanding capital stock of Our Best Wishes (such shares, the "Assigned Interests"); and

WHEREAS, FMI desires to assign, transfer and deliver to Community
Alliance, and Community Alliance desires to assume, receive and accept, the Assigned Interests.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Assignment of the Assigned Interests. FMI hereby assigns, transfers and delivers to Community Alliance all of its right, title and interest in the Assigned Interests, being one hundred percent (100%) of the issued and outstanding capital stock of Our Best Wishes.

         2. Assumption of the Assigned Interests. Community Alliance hereby assumes, receives and accepts the Assigned Interests, and in consideration of the assignment described in Section 1 hereby covenants and agrees that it shall assume any and all liabilities arising out of or relating to the Assigned Interests, known or unknown, whether arising on, prior to, or following the date hereof. In connection with the foregoing, Community Alliance hereby agrees to indemnify and hold harmless FMI from and against any and all liabilities, losses, obligations, damages, costs and expenses (including attorneys' fees and expenses) incurred by FMI in connection with or relating to the business and operations of Our Best Wishes.

         3. Governing Law; Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws of such State. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

         5. Effective Date. For all purposes hereof, this Agreement shall be deemed effective as of the date first mentioned above.

         6. Further Assurances. Each of the parties hereto does hereby covenant and agree, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by law or reasonably necessary to carry out the purposes of this Agreement.



FRESH IDEAS MEDIA, INC.                        COMMUNITY ALLIANCE, INC.

By:  /s/Phillip E. Ray                         By:  /s/Phillip E. Ray
     ------------------                        ------------------------
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Name:  Phillip E. Ray                          Phillip E. Ray
Title:    President                            Title:      President

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